AMENDMENT
TO
SEVERANCE COMPENSATION AGREEMENT

This AMENDMENT (this “Amendment”) is entered into as of this 8th day of March, 2011 by and between STANDARD MOTOR PRODUCTS, INC. (the “Corporation”), and JOHN P. GETHIN.

WHEREAS, the Corporation and you are parties to that certain Severance Compensation Agreement, dated as of December 12, 2001, as amended (the “Agreement”), in which you are entitled to severance compensation under certain circumstances in the event of a Change in Control of the Corporation; and

WHEREAS, the parties desire to amend the Agreement to modify the Change in Control definition.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions.  All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

2.          Amendment to Agreement.  The definition of “Change in Control of the Corporation” is hereby amended to delete Section 1(b)(iii) so that as amended definition shall read in its entirety as follows:

“b.	‘Change in Control of the Corporation’ shall be deemed to occur if any of the following circumstances shall occur:

(i)
the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”)) other than the Permitted Holders; or

(ii)
any person or group, other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise.

For the purposes of this Section 1b, “Permitted Holders” shall mean, as of the date of determination: (A) any and all of Larry Sills, his spouse, his parents, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the “Sills Group”); and (B) any trust established and maintained primarily for the benefit of any member of the Sills Group and any entity controlled by any member of the Sills Group.”

3.          No Waiver.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Agreement.

4.          Effect on the Agreement.  All references in the Agreement to the Agreement shall be deemed to refer to the Agreement as amended hereby.

5.          Governing Law.  This Amendment shall be governed by the laws of the State of New York (without giving effect to its conflicts of law rules).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first set forth above.

STANDARD MOTOR PRODUCTS, INC.

By:
Name: Carmine J. Broccole
Title: Secretary

John Gethin